Exhibit 10.3

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of [                                                 ] (the “Effective Date”), by and between MELCO PBL ENTERTAINMENT (MACAU) LIMITED a company incorporated under the laws of Cayman Islands whose registered address is Walker House, Mary Street, PO Box 908GT, George Town, Grand Cayman, Cayman Islands. (the “Company”), and [                                                 ] whose passport number is [ ] (the “Executive/employee”).

WHEREAS, the Company has determined to employ the Executive/Employee, and the Executive/Employee has agreed to be employed by the Company, as the Company’s [                                                                                 ] in accordance with the terms and provisions set forth herein;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment and Duties.

(a) General. During the Term (as hereinafter defined), the Executive/Employee shall serve as [                                                         ] of the Company or in any other capacity that the Company may reasonably require. The Executive’s/Employee’s place of employment shall be the principal offices of the Company in Macau and Hong Kong; provided, however, that the Executive/Employee understands and agrees that he/she will be required to travel from time to time for business reasons between Hong Kong, Macau and other business locations of the Company or any other Group Company. The Executive/Employee accepts and agrees (i) the Company may require him to perform duties for any other Group Company whether for the whole or part of his working time and in performing those duties Section 1(b) will apply as if references to the Company are to the appropriate Group Company (ii) the Company may transfer his employment to any other Group Company with no impact on his responsibility, employment terms and conditions. The Company will remain responsible for the payments and benefits he is entitled to receive under this Agreement. The Executive/Employee will keep the Board fully informed of his/her conduct of the business, finances or affairs of the Company or any other Group Company in a prompt and timely manner. The Executive/Employee will promptly disclose to the Board full details of any wrongdoing by any employee of any Group Company where that wrongdoing is material to that employee’s employment by the relevant company or to the interests or reputation of any Group Company. Save for those matters that are expressly contemplated and dealt with in this Agreement, the Executive’s/Employee’s entitlements and obligations shall be governed by and subject to the Company’s internal codes, practices, policies and procedures as may be in place from time to time.

(b) Exclusive Services. For so long as the Executive/Employee is employed by the Company, the Executive/Employee shall devote his full working time, attention and skill to his/her duties hereunder, shall faithfully serve the Company, shall properly perform his/her duties and exercise his/her powers, comply with the Company or Group policies applicable to him/her from time to time regarding business conduct, confidentiality and otherwise, shall in all respects conform to and comply with the lawful directions and instructions given to him by the CEO and the Board and shall use his best efforts to promote and serve the interests and reputation of the Company. The Executive/Employee will comply with the Company’s normal hours of work. The Executive/Employee may from time to time be required to work any additional hours the Company considers necessary to meet its business needs but will not receive any further remuneration for any hours worked in addition to the normal working hours. Further, the Executive/Employee shall not, directly or indirectly, render services to any other person or organization without the consent of the CEO or the Board or otherwise engage in activities that would interfere with his faithful performance of his/her duties hereunder. Notwithstanding the foregoing, the Executive/Employee (i) may serve on corporate, civic or charitable boards or engage in charitable activities, (ii) may continue to serve on the boards of directors of any corporation on which the Executive/Employee is serving as a director on the Effective Date and (iii) may manage personal investments, in each case, with the prior consent of the CEO or the Board, and for as long as and to the extent such activity does not interfere with the performance of the Executive’s/Employee’s duties hereunder.

(c) Term of Employment. The Executive’s/Employee’s employment with the Company shall commence on [                                    ] (the “Employment Commencement Date”). The Executive’s/Employee employment with the Company shall continue from the Employment Commencement Date until terminated in accordance with Section 5 of this Agreement. The period from the Employment Commencement Date until the termination of the Executive’s/Employee’s employment in accordance with Section 5 is hereinafter referred to as the “Term”.

2. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive/Employee during the Term as compensation for services rendered hereunder (all cash payments contemplated below to be paid in Hong Kong dollars/ Macau Pataca):

(a) Base Salary. The Company shall pay to the Executive/Employee an annual salary (the “Base Salary”) at the rate of HK$/MOP$[                        ], payable in substantially equal installments in accordance with the ordinary payroll practices of the Company as established from time to time. The Base Salary shall be reviewed annually. If the Executive/Employee is requested to serve as an officer of any additional Group Company and he/she agrees to do so, he/she will do so for no extra remuneration.

(b) Annual Bonus. In addition to the amounts to be paid to the Executive/Employee pursuant to Section 2(a), the Executive shall be entitled to participate in the Company Annual Bonus Scheme (with any award under such scheme being hereinafter referred to as the “Annual Bonus”). The Annual Bonus will be based upon the achievement of one or more performance objectives and targets for each fiscal year. The target amount of the Annual Bonus for each fiscal year shall be [    ]% of the Base Salary and the maximum amount of the Annual Bonus shall be [    ]% of the Base Salary in effect for the fiscal year for which the Annual Bonus is earned. Prior to the start of each fiscal year, the Company and the Executive/Employee shall consult reasonably and shall mutually agree upon (i) the performance objectives and targets for the year applicable to the Annual Bonus and (ii) the specific targets that will result in the payment of the target Annual Bonus. For incompletion fiscal year, the Executive’s/Employee’s entitlement to receive a prorated Annual Bonus shall be governed by and subject to the Company’s policies in effect as at the date of termination and in accordance with Hong Kong law.

(c) Equity Bonus Plan.(Only apply for Senior Executive) The Executive shall be eligible to join the Company’s Equity Bonus Plan pursuant to which equity awards (the “Equity Awards”) and stock options (“the Share Options”) to purchase shares of Common Stock will be granted on the terms and conditions set forth in the Equity Bonus Plan and the corresponding option agreement by and between the Company and the Executive (“the Option Agreement”), in an amount and in accordance with the terms and conditions specified by the Board.

(d) Visas. The Company will provide visa support for the Executive/Employee and his/her family and will apply at its expense on behalf of the Executive/Employee for a valid employment visa for Macau (with the Executive/Employee warranting to the Company that he/she has Hong Kong permanent residency), and the Executive/Employee agrees to cooperate reasonably and in good faith with the Company during such application process, including, without limitation, providing all information to the Company that may reasonably be required. The Executive/Employee hereby confirms that he/she has never been turned down by Macau and Hong Kong or any other place for an employment visa. Until such time as the Executive/Employee has been granted a valid employment visa for Macau, he/she will not undertake any of his duties for the Company in that jurisdiction.

(e) Retirement Plan. The Company agrees to put in place a retirement scheme (“the Scheme”) which the Executive/Employee shall be eligible to join that will (i) provide an annual Company-provided retirement accrual for the Executive/Employee for each year during the Term according to the retirement scheme rules and (ii) afford the Executive an opportunity to elect to defer a portion of his/her annual cash compensation. For the avoidance of doubt, save as specified in this Section 2(e), the Executive’s rights and entitlements shall be governed by the terms and conditions of the Scheme.

(f) Welfare Benefit Plans. The Company shall, during the Term and subject always to the terms of the relevant scheme or policy and if and to the extent that such cover is available on normal terms, provide at its own expense the Executive/Employee [and his spouse and dependent children under 18 years of age with health (only apply for executive level & above)], disability and life insurance. Any scheme or policy that is provided to the Executive/Employee is subject to the Company’s right to alter the cover provided or any term of the scheme or policy at any time if, in the opinion of the Board, the Executive’s/employee’s state of health is or becomes such that the Company is unable to insure the benefits under the scheme or policy at the normal premiums applicable to a person of the Executive’s/Employee’s age. The Company shall not have any liability to pay the Executive/Employee any benefit under any insurance scheme or policy unless it receives payment from the insurer under the scheme or policy itself.

(g) Expenses. The Company shall reimburse the Executive/Employee for reasonable travel and other business-related expenses incurred by the Executive/Employee in the fulfillment of his/her duties hereunder in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time. All expense reimbursements (and payment by the Company of other reimbursable amounts contemplated by this Section 2) shall be subject to the Executive/Employee submitting to the Company in accordance with the Company’s regular reimbursement policies reasonable documentation of the expense or amount to be paid by the Company.

(h) Vacation. The Executive/Employee shall be entitled to [    ] weeks paid holiday each holiday year during the Term to be taken at times approved by the Executive’s/Employee’s Department Head in advance. The Company’s holiday year runs from 1st January to 31st December. The Executive/Employee may not, except with the prior written consent of Department Head, carry forward any more than five (5) days of unused holiday entitlement to any subsequent holiday year. If the Executive works only for part of a holiday year during the Term the Executive’s holiday entitlement for that year will be pro rated to the length of his/her service. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave. Any accrued and unused vacation time shall be paid to the Executive in cash promptly following the expiration of the Term unless the Employment is terminated for gross misconduct or in accordance with Section 5. If the Executive/Employee has taken in excess of his/her pro rata entitlement of holiday as at the Termination Date the Company may deduct salary in respect of the excess days from the Executive’s/Employee’s final salary payment.

(i) Fringe Benefits. During the Term, the Executive/Employee will be entitled to participate in the company fringe benefits programmes applicable to the Executive’s/Employee’s level.

(j) Settling-in Assistance. (Applicable for Expat Staff only) The Company shall pay or reimburse the Executive the reasonable costs incurred in connection with the relocation of the Executive, his family and their furniture and personal belongings to Macau to include (i) the cost of one round trip by the Executive and his spouse for the purposes of identifying a suitable residence and (ii) up to a maximum amount of HK$/MOP$40,000 for any miscellaneous expenses reasonably and properly incurred in connection with the relocation (“the Relocation Costs”) upon production of satisfactory proof of payment by the Executive. If the Executive terminates the Employment pursuant to Section 5(a) within 12 months after the Employment Commencement Date he will refund to the Company 100% of the Relocation Costs. If the Executive terminates the Employment pursuant to Section 5(a) after 12 months after the Employment Commencement Date but before 24 months after the Employment Commencement Date he will refund to the Company 50% of the Relocation Costs.

(k) Home Leave. (Applicable for Expat Staff only) For each whole year during the Term, the Company shall pay for one round-trip [                    ] class airline tickets from Hong Kong to the [                    ] for each of the Executive, his spouse and dependent children under 18 years of age.

(l) Rental Reimbursement. (Applicable for Expat Staff only) During the Term the Executive/Employee shall be entitled to a rental reimbursement of up to [                                        ] per month to reimburse him/her for the costs of leasing accommodation in Macau or Hong Kong for him/her and his/her family at a residence of the Executive’s/Employee’s choice. The rental reimbursement shall be paid to the Executive/Employee with his Base Salary. The monthly rental reimbursement covers monthly rent and monthly management fees. The Company shall pay all brokerage/commission/agency fees in connection with leasing the accommodation but not monthly utility charges, which shall be borne by the Executive/Employee. For the purposes of Hong Kong or Macau Salaries Tax, upon production of a stamped lease or other rental agreement, rental receipts and, where appropriate, the invoice for government rates and management fees amounting to at least the above rental expenses reimbursement, the sum paid will be reported as if the accommodation were provided by the Company to the Executive/Employee. If the Executive/Employee is not able to produce any or all such documentation or the monthly rent, rates and management fees fall short of the rental expenses reimbursement paid to him/her, payment of either the whole sum of rental expenses reimbursement paid to the Executive/Employee or the unspent balance, as the case may be, will be made as cash allowance for Hong Kong/Macau Salaries Tax purposes and will be reported by the Company (and must be reported by the Executive) as if it were additional income.

(m) Income Tax. It is the Company’s principal that all employees have to take full responsibility of their income tax according to the tax rules of the working location or the jurisdiction governing this agreement

(n) Indemnification. During the Term and for such period following the Term as a third-party claim could be asserted against the Executive/Employee in respect of his/her service as a director, officer or employee of any member of the Company Group, the Company shall maintain directors and officers liability insurance covering the Executive. Such policy shall provide liability and fiduciary insurance coverage in an amount comparable to the coverage provided to officers and directors under the policies of United States companies of a similar size and capitalization as the Company.

3. Surveillance. The Executive/Employee acknowledges that the Company will operate surveillance devices in and about the business properties of the Company Group. The Executive/Employee agrees to the lawful (i) audio, optical and other surveillance of the Executive’s/Employee’s activities while on the business premises of the Company, including monitoring and recording the Executive’s/Employee’s conversations; and (ii) use and disclosure by the Company, with the Executive’s/Employee’s consent, which shall not be unreasonably withheld, of audio, optical and any other surveillance records, or the Executive’s/Employee’s activities on the business premises of the Company Group for the purpose of the Company’s business or as otherwise required by law; provided, however, such surveillance and use and disclosure shall be limited only to actions and communications of the Executive/Employee on the business premises of the Company Group and shall not apply to any activity of the Executive/Employee not conducted on the business premises of the Company Group. The Company shall not be permitted at any time to engage in any surveillance or monitoring activities at the Executive’s/Employee’s residence, of his/her residence telephone or residence internet connections, of his/her cellular telephone or of any activity of the Executive/Employee not directly related to the business of the Company Group.

4. Limitation on Gambling. Except with the written permission of the CEO or his authorized delegate, the Executive/Employee acknowledges and agrees that during the Term and for a six month period following the expiration of the Term, the Executive/Employee shall be prohibited from gambling at any gaming facility or operation (including any electronic or internet-based gaming facility or operation) operated or offered by any Group Company.

5. Termination of Employment.

(a) Termination of Employment; Notice. The Company may terminate the Executive’s/Employee’s employment, and the Executive/Employee may resign his/her employment with the Company by giving to the other not less than [                                                 ] months’ prior written notice to expire at any time.

(b) Termination of Employment: Cause. The Company may terminate the Employment immediately for Cause in which event the Executive/Employee will have no claim for damages or any other remedy against the Company. The Company may suspend the Executive/Employee from the Employment on full Base Salary at any time for a reasonable period to investigate any matter in which the Company reasonably believes the Executive/Employee is implicated or involved (whether directly or indirectly) and which might amount to Cause.

(c) Termination Due to Death or Disability. The Executive’s/Employee’s employment with the Company shall terminate automatically on the date of the Executive’s/Employee’s death. In the event of the Executive’s/Employee’s Disability (as hereinafter defined), the Company shall be entitled to terminate his/her employment. In the event of termination of the Executive’s/Employee’s employment by reason of Executive’s/Employee’s death or Disability, the Company shall pay to the Executive/Employee (or his estate, as applicable), the accrued amounts in relation to the Executive’s/Employee’s employment with the Company.

(d) Notice of Termination. Any termination of employment by the Company or the Executive/Employee shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 18 of this Agreement.

(e) Obligations on Termination. The Executive/Employee shall on termination of the Employment or, if earlier, at the start of a period of Garden Leave (i) (subject to Section 5(e)(ii)) deliver to the Company all materials, records and other information (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) made, compiled or acquired by him/her during the Employment and relating to the Company or any Group Company or its or their business contacts, any keys, credit cards and any other property of the Company or any Group Company including any car provided by the Company which is in his/her possession, custody, care or control, (ii) where the Executive/Employee is on Garden Leave he/she shall not be required to return to the Company any property provided to him/her as a contractual benefit, (iii) irretrievably delete any information relating to the business of the Company or any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his/her possession, custody, care or control outside the premises of the Company, (iv) resign from (a) any officer or employee position the Executive/Employee has with the Company or any other Group Company and (b) all fiduciary positions (including as a trustee) the Executive/Employee holds with respect to any employee benefit plans or trusts established by the Company and (v) confirm in writing his/her compliance with his/her obligations under this Section 5(d) if requested to do so by the Company and shall provide it with such reasonable evidence of compliance as it may request.

(f) Definitions:

“Cause” shall mean (A) the Executive’s/Employee’s (i) continued failure to perform the duties and responsibilities of his/her position as [                    ] of the Company to the standard reasonably required by the Board or to follow a lawful order or direction of the CEO or the Board, other than any such failure resulting from Executive’s/Employee’s sickness or Disability, (ii) fraud, dishonesty, embezzlement, or any other serious criminal act committed by the Executive/Employee; (iii) gross misconduct, willful act or omission not done in good faith or in furtherance of the interests or business of the Company, (iv) misconduct, such conduct being inconsistent with the due and faithful discharge of his/her duties under this Agreement, or (v) habitual neglect of his/her duties hereunder, or (B) any other ground on which the Company is entitled to terminate his/her Employment without notice at common law.

“Disability” shall mean the Executive’s/Employee’s absence from employment with the Company for a consecutive period of at least 180 days.

6. Confidentiality.

(a) Confidential Information. Without limiting the Executive’s/Employee’s duties under the law, and in addition thereto, the Executive/Employee shall not, during the Term or thereafter (unless in the course of the Executive’s/Employee’s employment and necessary for the performance of the Executive’s/Employee’s duties, or unless with the written consent of the Company), directly or indirectly divulge, disclose, or communicate to any person, firm or corporation in any manner whatsoever any information of any kind, nature, or description concerning any matter affecting or relating to the business of the Company or any other Group Company, or any matter affecting or relating to its or their customers, including without limitation, any trade secrets or any correspondence, accounts, connections or dealings of the Company or any other Group Company or any knowledge gained in relation thereto during the Executive’s/Employee’s employment and any information whatsoever concerning any past or present customer of the Company or another Group Company (“Confidential Information”).

(b) In the event that the Executive/Employee becomes legally compelled to disclose any Confidential Information, the Executive/Employee shall provide the Company with prompt written notice so that the Company or the relevant other Group Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Executive/Employee shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information. The Company shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by the Executive/Employee, including attorneys’ fees, in connection with his compliance with the immediately preceding sentence.

(c) Exclusive Property. The Executive/Employee confirms that all Confidential Information is and shall remain the exclusive property of the relevant Group Company. All business records, papers and documents kept or made by the Executive/Employee relating to the business of the Company or any other Group Company shall be and remain the property of the relevant Group Company. Upon the request and at the expense of the relevant Group Company, the Executive/Employee shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the relevant Group Company, fully and completely, all rights created or contemplated by this Section 6.

7. Restrictions After Termination of Employment.

(a) The Executive/Employee is likely to obtain trade secrets and confidential information and personal knowledge of and influence over suppliers, customers, consultants and employees of the Group during the course of the Employment. To protect these interests of the Company, the Executive/Employee agrees with the Company that he/she will not during the Restricted Period, directly or indirectly:

(i) be engaged or concerned or interested in or serve as a director, employee or consultant of any business carried on within the Restricted Area wholly or partly in competition with any Restricted Business (save as the holder as a passive investor only of not more than 5% of the issued ordinary shares of any company listed on NASDAQ or any other recognized investment exchange);

(ii) on his/her own account or on behalf of or in association with any other third party, solicit or seek in any capacity whatsoever, any business orders or custom which is similar to or in competition with any Restricted Business from any Customer; and

(iii) on his/her own account or on behalf of or in association with any other third party, induce, solicit or entice or endeavor to induce, solicit or entice away from the Company any Employee or offer employment or engagement to any Employee with a view to the specific knowledge or skills of such person being used by or for the benefit of any person carrying on business which is similar to or in competition with the Restricted Business.

(b) Each of the paragraphs contained in Section 7(a) constitutes an entirely separate and independent covenant. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants. While the restrictions set out in Section 7(a) are considered by the Executive/Employee and the Company to be reasonable in all the circumstances, it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner, then the restrictions set out in Section 7(a) shall apply with such deletions or restrictions or limitations as the case may be.

(c) Following the Termination Date, the Executive/Employee will not represent himself/herself as being in any way connected with the businesses of the Company or of any other Group Company (except to the extent agreed by such a company).

(d) Any benefit given or deemed to be given by the Executive/Employee to any Group Company under the terms of Section 7 is received and held on trust by the Company for the relevant Group Company. The Executive/Employee will enter into appropriate restrictive covenants directly with other Group Companies if asked to do so by the Company.

8. Data Privacy. For the purposes of the Personal Data (Privacy) Ordinance the Executive/Employee gives his/her consent to the collection and use of his personal data by the Company and other Group Companies for all purposes relating to the Employment including, but not limited to: administering and maintaining personnel records; paying and reviewing salary and other remuneration and benefits; providing and administering benefits (including if relevant, pension, life assurance, permanent health insurance and medical insurance); undertaking performance appraisals and reviews; maintaining sickness and other absence records; taking decisions as to the Executive’s/Employee’s fitness for work; providing references and information to future employees, and if necessary, governmental and quasi-governmental bodies for mandatory provident fund and other purposes, the Inland Revenue; providing information to future purchasers and potential future purchasers of the Company or any other Group Companies or of the business(es) in which the Executive works; transferring information concerning the Executive/Employee outside Hong Kong; and the lawful monitoring of communications via the Company’s or any other Group Company’s system:

9. No Conflicting Agreement. The Executive/Employee represents and warrants to the Company that (a) the Executive/Employee has not taken, and/or will return or (with the consent of his former employer) destroy without retaining copies, all proprietary and confidential materials of his former employer; (b) the Executive/Employee has not used any confidential, proprietary or trade secret information in violation of any contractual or common law obligation to his/her former employer; (c) except as previously disclosed to the Company in writing, the Executive/Employee is not party to any agreement, whether written or oral, that would prevent or restrict him/her from engaging in activities competitive with the activities of his/her former employer, from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, his/her former employer or, if the Executive is subject to such an agreement or policy, he/she has complied with it; and (d) the

Executive is not a party to any agreement, whether written or oral, that would be breached by or would prevent or interfere with the execution by the Executive/Employee of this Agreement or the fulfillment by the Executive/Employee of the Executive’s/Employee’s obligations hereunder. The Company represents and warrants to the Executive/Employee that (a) upon execution, this Agreement will constitute a valid and binding obligation of the Company, (b) the Company is not party to any agreement, whether written or oral, that would prevent or restrict it from entering into this Agreement or performing its obligations under this Agreement in accordance with the terms hereof and (c) the Company is not a party to any agreement, whether written or oral, that would be breached by or would prevent or interfere with the execution by the Company of this Agreement or the fulfillment by the Company of its obligations hereunder.

10. Garden Leave. Following service of notice to terminate the Employment by either party, or if the Executive/Employee purports to terminate the Employment in breach of contract, the Company may by written notice require the Executive/Employee not to perform any services (or to perform only specified services) for the Company or any Group Company until the termination of the Employment. Any period of Garden Leave shall not normally exceed six months. During any period of Garden Leave the Company shall be under no obligation to provide any work to, or vest any powers in, the Executive/Employee, who shall have no right to perform any services for the Company or any Group Company. During any period of Garden Leave the Executive shall (i) continue to receive his Base Salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement, (ii) remain an employee of the Company and be bound by the terms of this agreement, (iii) not, without the prior written consent of the CEO or the Board attend his place of work or any other premises of the Company or any Group Company, (iv) not, without the prior written consent of the CEO or the Board, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company; and (v) (except during any periods taken as holiday in the usual way) ensure that the CEO knows where he/she will be and how he can be contacted during each working day.

11. Nonassignability; Binding Agreement.

(a) By the Executive. Neither this Agreement nor any or all of the rights, duties, obligations or interests hereunder shall be assignable or delegable by the Executive.

(b) By the Company. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets, but no such assignment by the Company shall relieve the Company of its obligations hereunder without the Executive’s consent.

(c) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s/Employee’s heirs and the personal representatives of the Executive’s/Employee’s estate.

12. Tax Matters; Withholding. Any payments made or benefits provided to the Executive/Employee under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law.

13. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

14. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of Hong Kong. The parties hereby agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong as regards any claim or matter arising under this Agreement.

15. Entire Agreement; Supersedes Previous Agreements. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof. All such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder. The Executive/Employee acknowledges that he/she has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it. The Executive/Employee agrees and acknowledges that his/her only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement (unless such representation, warranty or undertaking was made fraudulently) will be for breach of the terms of this Agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statute).

16. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

17. Headings. The headings of Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company: c/o Melco PBL Entertainment (Macau) Limited, 36/F, The Centrium, 60 Wyndam Street, Central, Hong Kong.

To the Executive: [Executive’s/Employee’s Correspondence Address].

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.

19. Interpretation. In this Agreement:

(a) “Board” means the board of directors of the Company from time to time or anyone/any person or committee nominated by the board of directors as its representative for the purposes of this agreement;

(b) “Customer” means any person with whom the Executive/Employee or anyone working under the supervision or control of the Executive/Employee deals personally who, at the Termination Date, is negotiating with the Company or any Group Company for Restricted Business or with whom the Company or any Group Company has conducted any Restricted Business at any time during the final 12 months of the Employment;

(c) “Employment” means the employment governed by this Agreement;

(d) “Garden Leave” means any period during which the Company has exercised its rights under the first sentence of Section 10 of this Agreement;

(e) “Group” means together (i) the Company and (ii) every company which is for the time being a subsidiary of the Company or in respect of which the Company holds at least 30% of the voting rights;

(f) “Group Company” means a member of the Group and the expression “Group Companies” will be interpreted accordingly;

(g) “holding company” and “subsidiary” have the meanings given in section 2 of the Companies Ordinance, Cap 32;

(h) “Restricted Area” means Macau, Australia and any other country, territory or region in which the Company or any Group Company carries on or intends to carry on any Restricted Business as at the Termination Date;

(i) “Restricted Business” means and includes the operation of gaming machines and the ownership and/or management of gaming venues or casinos and all other commercial activities carried on or to be carried on by the Company or any Group Company in which the Executive/Employee worked or about which the Executive knew Confidential Information to a material extent at any time during the final two years of his Employment;

(j) “Restricted Period” means the period of six months after the Termination Date; and

(k) “Termination Date” means the date on which the Employment terminates.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive/Employee has executed this Agreement, as of the day and year first written above.

MELCO PBL ENTERTAINMENT (MACAU) LIMITED

By
Name:

EXECUTIVE/EMPLOYEE

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